Exhibit 5.1

SIMPSON THACHER & BARTLETT LLP

425 LEXINGTON AVENUE

NEW YORK, N.Y. 10017-3954

(212) 455-2000

FACSIMILE (212) 455-2502

October 5, 2010

Pinnacle Foods Finance LLC

Pinnacle Foods Finance Corp.

One Bloomfield Avenue

Mountain Lakes, New Jersey 07046

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Foods Finance LLC, a Delaware limited liability company (“Pinnacle Foods Finance LLC”), and Pinnacle Foods Finance Corp., a Delaware corporation (together with Pinnacle Foods Finance LLC, the “Issuers”), and the subsidiaries of the Issuers listed on Schedule I hereto (collectively, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $300,000,000 aggregate principal amount of 9 1/4% Senior Notes due 2015 (the “2015 Senior Exchange Notes”) and $400,000,000 aggregate principal amount of 8 1/4% Senior Notes due 2017 (the “2017 Senior Exchange Notes” and, together with the 2015 Senior Exchange Notes, the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The 2015 Senior Exchange Notes and the related Guarantees will be issued under the indenture, dated as of April 2, 2007, as supplemented (the “2015 Notes Indenture”),

OCTOBER 5, 2010

among the Issuers, the Guarantors and The Wilmington Trust Company, as trustee (the “Trustee”), relating to the 2015 Senior Exchange Notes, and the 2017 Senior Exchange Notes will be issued under the indenture, dated as of August 17, 2010 (the “2017 Notes Indenture” and, together with the 2015 Notes Indenture, the “Indentures”), among the Issuers, the Guarantors and the Trustee relating to the 2017 Senior Exchange Notes. The Issuers will offer the 2015 Senior Exchange Notes in exchange for $300,000,000 aggregate principal amount of their outstanding 9 1/4% Senior Notes due 2015 and the 2017 Senior Exchange Notes in exchange for $400,000,000 aggregate principal amount of their outstanding 8 1/4% Senior Notes due 2017.

We have examined the Registration Statement and the Indentures, which have been filed with the Commission as exhibits to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indentures are the valid and legally binding obligation of the Trustee.

OCTOBER 5, 2010

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indentures upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth in paragraphs 1 and 2 above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of Washington, we have relied upon the opinion of Perkins Coie LLP, dated the date hereof, which is being filed as an exhibit to the Registration Statement.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), the Delaware Limited Liability Company Act and, to the extent set forth herein, the law of the State of Washington.

OCTOBER 5, 2010

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors

Entity Name	Jurisdiction of Incorporation or Formation
Pinnacle Foods Group LLC	Delaware
Pinnacle Foods International Corp.	Delaware
Avian Holdings LLC	Delaware
Birds Eye Foods, Inc.	Delaware
Birds Eye Foods LLC	Delaware
BEMSA Holding, Inc.	Delaware
GLK Holdings, Inc.	Delaware
GLK, LLC	New York
Kennedy Endeavors, Incorporated	Washington
Pinnacle Foods Group LLC	Delaware
Pinnacle Foods International Corp.	Delaware
Rochester Holdco LLC	Delaware
Seasonal Employers, Inc.	New York